January 16, 2020
Via E-Mail

Mohammad Aballala
Purchasers’ Representative
4896 Abdulrahma Ibn Ali Al Ash Shaikh - As Sulimaniyah, Riyadh
Kingdom of Saudi Arabia, 12243 - 7504

Al Masane Al Kobra Mining Co.
Mohammad Aballala
Ibrahim A. Musallam
Majed A. Musallam
Ayman A. Alshibi
Savas Sahin
Arabian Mining Company

RE: Amendment to Share Sale and Purchase Agreement

Dear Sirs,

Reference is made to that certain Share Sale and Purchase Agreement by and between Trecora Resources (“Seller”) and Al Masane Al Kobra Mining Co. and the other purchasers (“Purchasers”), dated September 22, 2019 (the “Agreement”).
As of the date hereof, certain Conditions that must be satisfied on or before January 20, 2020 have not yet been satisfied. Seller and Purchaser agree to amend the Agreement on the terms set forth in this letter. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.
It is hereby acknowledged and agreed that the Long-Stop Date will be extended to March 31, 2020 (the “New Long-Stop Date”), and that any reference in the Agreement to the Long Stop Date shall be read as referring to the New Long-Stop Date. It is further acknowledged and agreed that (i) the Parties shall use their respective best endeavors to satisfy the Conditions and to achieve Closing on or before the New Long-Stop Date; and (ii) if the Closing does not occur on or before the New Long-Stop Date and Seller agrees in its sole discretion to further extend the Long-Stop Date, an amount equal to 50% of the Deposit will be forfeit to Seller as liquidated damages (and not as a penalty) and shall not apply to the Purchase Price at Closing.
Notwithstanding any amendments made to the Agreement by and in accordance with this letter, it is acknowledged and agreed that all other terms and conditions of the Agreement shall remain in full force and effect.
Yours faithfully,
TRECORA RESOURCES
/s/ Patrick David Quarles
For and on behalf of Trecora Resources
Name: Patrick David Quarles
Title: President and CEO

The contents of this letter are acknowledged and agreed to by the Purchasers’ Representative acting for and on behalf of the Purchasers
/s/ Mohammad Aballala
Purchasers’ Representative
Name: Mohammad Aballala

The contents of this letter are acknowledged and agreed to by each of the Purchasers

/s/ Mohammad Aballala
For and on behalf of Al Masane Al Kobra Mining Co.
Name: Mohammad Aballala
Title: Chairman

/s/ Mohammad Aballala
Mohammad Aballala

/s/ Ibrahim A. Musallam
Ibrahim A. Musallam

/s/ Majed A. Musallam
Majed A. Musallam

/s/ Ayman A. Alshibi
Ayman A. Alshibi
/s/ Savas Sahin
Savas Sahin

/s/ Talal Al Saadi
For and on behalf of Arabian Mining Company
Name: Talal Al Saadi
Title: General Manager

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